EXHIBIT 99.1
FHLBank San Francisco Names Michael S. Hennessy Chief Financial Officer

SAN FRANCISCO – February 25, 2025 – The Federal Home Loan Bank of San Francisco announced today the promotion of Michael S. Hennessy to the position of executive vice president and chief financial officer, effective April 1, 2025. Hennessy will succeed Joseph E. Amato, the current CFO who is also serving as the interim president and CEO while the bank’s board of directors conducts a search for a permanent chief executive officer.

Hennessy currently serves as senior vice president, finance and analytics officer, overseeing financial planning and budgeting, capital markets analysis, valuations and analytics, and liquidity management. He has been with the bank for nearly 20 years, holding roles of increasing responsibility. In his new position, he will oversee accounting and financial reporting, treasury and capital markets, strategic planning, and portfolio strategy, ensuring the bank’s continued financial strength and stability.

"Mike’s deep understanding of the bank and the broader financial industry has been invaluable in advancing our mission of providing liquidity to our members and investing in communities," said Joseph E. Amato, interim president and CEO. "His leadership and expertise will be important in shaping and executing the bank’s strategy. His deep expertise and knowledge of this Bank and the critical role the FHLBank System plays in our financial system will be a tremendous asset in his new role."

Hennessy remarked he is honored to step into the role and continue his work with the team to support the Bank’s goals. "I look forward to driving financial excellence and advancing our mission by supporting our members and continuing to deliver on our liquidity function," said Hennessy.

Hennessy joined the bank in 2005 and has played a key role in various financial and strategic initiatives. He represented the FHLBank System on the U.S. Commodity Futures Trading Commission’s Market Risk Advisory Committee from 2015 to 2018. Before joining the bank, he was a vice president in fixed income sales and trading at both Lehman Brothers and Bank of America.

Hennessy received his bachelor’s degree in economics and molecular and cell biology from the University of California, Berkeley, and is a CFA charter holder.

About the Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions — commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions — propel homeownership, finance quality affordable housing, drive economic vitality, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant, equitable, and resilient.

Media Contact: Tom Flannigan
Email: tom.flannigan@fhlbsf.com
Phone: 415-616-2695